UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2016

Commission File Number: 0-24260

Amedisys, Inc.

(Exact name of registrant as specified in charter)

Delaware	11-3131700
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5959 S. Sherwood Forest Blvd., Baton Rouge, LA 70816

(Address of principal executive offices, including zip code)

(225) 292-2031 or (800) 467-2662

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On May 2, 2016, Amedisys, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) with Jeffrey D. Jeter, the Company’s Chief Compliance Officer. The Agreement supersedes the prior agreements between the Company and Mr. Jeter. Pursuant to the terms of the Agreement, Mr. Jeter will initially continue to be employed as the Company’s Chief Compliance Officer.

The term of Mr. Jeter’s employment with the Company will continue through August 1, 2017 (the “Termination Date”), unless Mr. Jeter’s employment is terminated by either party in accordance with the Agreement or the parties enter into a subsequent agreement extending or shortening his term of employment. The Agreement will be terminated upon Mr. Jeter’s death or disability and may be terminated by Mr. Jeter upon 30 days’ notice or by the Company for “cause” (as defined in the Agreement).

Pursuant to the Agreement, Mr. Jeter will work full time for the Company through July 31, 2016. Beginning on August 1, 2016 and through the Termination Date, Mr. Jeter will be on an authorized paid leave of absence. Mr. Jeter agreed not to perform paid services, either as an owner, director, shareholder, employee or otherwise, for any other entity without the express written consent of the Company’s Chief Human Resources Officer.

Under Mr. Jeter’s prior employment agreement with the Company, if Mr. Jeter were terminated without Cause or resigned with Good Reason (as those terms are defined in his prior employment agreement), he would have been entitled to receive an amount equal to one and one-half times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $125,000 which amount would have been paid in substantially equal monthly installments for a period of 18 months. The terms of the current Agreement are intended to provide Mr. Jeter with the payments he would have been entitled to under his prior employment agreement with the Company but have the payments end on the Termination Date.

To this end, the Agreement provides that, beginning April 1, 2016, Mr. Jeter will be paid a base salary of $390,625.00 annually, paid on a bi-weekly schedule through the Termination Date. Mr. Jeter’s restricted stock units and stock options will vest pursuant to the terms of the applicable equity award agreements, but after August 1, 2017, any unvested restricted stock unit or unvested stock option awards will be forfeited. Mr. Jeter will not be eligible to participate in any other incentive compensation programs.

Mr. Jeter will be reimbursed for expenses reasonably incurred by him in furtherance of his duties and will be eligible to participate in employee benefit plans in which other Company executives or officers participate. He is also entitled to certain indemnity rights as described in the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDISYS, INC.

By:	/s/ Paul B. Kusserow
Paul B. Kusserow President and Chief Executive Officer

DATE: May 2, 2016